SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
                  OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-17173

                       McNEIL REAL ESTATE FUND XXVII, L.P.
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               (Exact name of registrant as specified in charter)

              13760 Noel Road, Suite 600, LB70, Dallas, Texas 75240
                                 (972) 448-5800
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     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                            Limited Partnership Units
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            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)          [X]            Rule 12h-3(b)(1)(i)           [X]
Rule 12g-4(a)(1)(ii)         [ ]            Rule 12h-3(b)(1)(ii)          [ ]
Rule 12g-4(a)(2)(i)          [ ]            Rule 12h-3(b)(2)(i)           [ ]
Rule 12g-4(a)(2)(ii)         [ ]            Rule 12h-3(b)(2)(ii)          [ ]
                                            Rule 15d-6                    [ ]

Approximate number of holders of record as of the certification or notice date: None



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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 9, 2000

                                         McNeil Real Estate Fund XXVII, L.P.

                                         By:  WXI/MCN Commercial Gen-Par, L.L.C.
                                              its General Partner

                                              By: /s/ Susan Sack
                                                 ----------------------------
                                                 Name:   Susan Sack
                                                 Title:  Vice President